UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO

SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant	[X]
Filed by a party other than the registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

JAMES ADVANTAGE FUNDS

(Name of Registrant as Specified in Its Charter/Declaration of Trust) N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid herewith: $__________

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

James Advantage Funds

James Long-Short Fund

James Mid Cap Fund

April 15, 2019

Dear Valued Shareholder:

The Board of Trustees (“Board”) of James Advantage Funds (the “Trust”), on behalf of its series, the James Long-Short Fund and the James Mid Cap Fund (each a “Fund” and together the “Funds”), approved the liquidation and termination of the Funds (each a “Liquidation”). The Liquidations will occur on or about June 14, 2019 (the “Liquidation Date”). On April 2, 2019, the Funds stopped accepting purchases and exchanges into the Funds and began an orderly winding down of their affairs, including transitioning the Funds’ portfolios to cash.

Pursuant to Section 4.2(d) of the Trust’s Declaration of Trust, approval of a Fund’s shareholders is required in order to liquidate each of the Funds. The Frank E. James Jr. Trust, Iris R. James Trust, James Investment Research, Inc. and the James Investment Research Pension and Profit Sharing Plan (together, the “Majority Shareholders”), hold the majority of shares outstanding in each Fund. The Majority Shareholders of each Fund has indicated that it will approve the Liquidation of each Fund by written consent in early May 2019. Therefore, you are receiving this information statement (the “Information Statement”) as a non-majority shareholder to inform you of the expected Liquidations of the Funds. We are not asking you for a proxy or written consent, and you are requested not to send us a proxy or written consent.

On the Liquidation Date the Funds will distribute pro rata to its respective shareholders of record as of the business day preceding the Liquidation all of the assets of the Fund in complete cancellation and redemption of all of the outstanding shares of beneficial interest, except for cash, bank deposits or cash equivalents in an estimated amount necessary to (i) discharge any unpaid liabilities and obligations of the Fund on the Fund’s books on the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through the Liquidation Date, and (ii) pay such contingent liabilities as the officers of the Trust deem appropriate. These distributions are taxable events. Once the distribution is complete, the Funds will terminate. Prior to the final liquidation and distribution of assets, any dividend paid will be paid in accordance with the current dividend option of an account; accounts in which the dividend reinvestment option has been chosen will receive any dividends in the form of additional shares of the applicable Fund, which shares will be redeemed as part of the final distribution.

Effective as of the opening of business on April 2, 2019, James Investment Research, Inc., the investment adviser of the Funds, has voluntarily waived its management fee through the Liquidation Date.

Please note that you may redeem your shares of the Funds at any time prior to the Liquidation Date. You also may exchange your shares of the Funds at net asset value at any time prior to the Liquidation Date for shares of another series of the Trust, other than the Funds that are liquidating. No sales charges, redemption or termination fees will be imposed by the Funds in connection with such exchanges and redemptions. In general, exchanges and redemptions are taxable events.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

As always, we are available to answer your questions at 1-800-995-2637. Thank you for your attention to this important matter and your continued support.

Sincerely,

/s/ Brian Shepardson

Secretary

James Advantage Funds

James Advantage Funds

James Long-Short Fund

James Mid Cap Fund

_______________

INFORMATION STATEMENT

LIQUIDATION OF THE FUNDS

Introduction

The Board of Trustees (“Board”) of James Advantage Trust (the “Trust”), on behalf of its series, the James Long-Short Fund and the James Mid Cap Fund (each a “Fund” and together the “Funds”), unanimously approved the liquidation and dissolution of the Funds (each a “Liquidation”) pursuant to the Plan of Liquidation adopted by the Board (the "Liquidation Plan"), a form of which is attached hereto as Exhibit A, and directed that the matter be submitted to the Funds' shareholders for their approval.

Pursuant to Section 4.2(d) of the Trust’s Declaration of Trust, approval of each Fund’s respective shareholders is required in order to liquidate each Fund. The Frank E. James Jr. Trust, Iris R. James Trust, James Investment Research, Inc. and the James Investment Research Pension and Profit Sharing Plan (together, the “Majority Shareholders”), hold the majority of shares outstanding in each Fund. The Majority Shareholders of each Fund has indicated that it will approve the Liquidation of each Fund by written consent in early May 2019. Therefore, you are receiving this information statement (the “Information Statement”) as a non-majority shareholder to inform you of the expected Liquidation of the Funds. We are not asking you for a proxy or written consent, and you are requested not to send us a proxy or written consent.

Upon approval of the Majority Shareholders, James Investment Research Inc. (“JIR” or the “Adviser”), the investment adviser of the Funds, will direct the orderly liquidation of each Fund's assets as soon as reasonably practicable; the discharging of, making reasonable provision for the payment of, or maintaining reserves against all liabilities of the respective Fund; and the distribution of the net proceeds to shareholders in one or more liquidating distributions. Fund management expects that shareholders will receive such distributions in cash. The Adviser will bear all expenses in connection with each Liquidation. As soon as reasonably practicable following the payment of the final liquidating distribution, the Funds will dissolve. In addition, as soon as practicable after the liquidation and distribution of each Fund's assets, the Trust will take such actions as may be necessary in order to designate each Fund as terminated under applicable state law.

Effective as of the opening of business on April 2, 2019, JIR has voluntarily waived its management fee through the Liquidation Date.

Adviser and Administrator

As noted above, James Investment Research, Inc., located at 1349 Fairground Road, Xenia, Ohio 45385, serves as each Fund’s investment adviser. ALPS Fund Services, Inc., located at 1290 Broadway Suite 1100, Denver, Colorado 80203, serves as each Fund’s administrator.

Annual and Semi-Annual Shareholder Reports

Each Fund will furnish its annual report for the fiscal year ended June 30, 2018 and its semi-annual report for the six months ended December 31, 2018 upon request by calling, toll-free, 1-800-995-2637, or on the Funds’ internet site at www.jamesfunds.com.

Background

The James Mid Cap Fund was launched June 30, 2006 with seed money provided by Dr. Francis E. James Jr. in addition to JIR. JIR and its employees believed in the long-term prospects of the Fund by investing a large amount of assets in the Fund. Despite the efforts made by JIR and its marketing team, the Fund failed to attract sufficient assets to operate the Fund at a profitable level for JIR without the support of the assets controlled by JIR. The Fund reached a size of $21.3 million in May of 2015 but has decreased in assets ever since to the current level of $14.4 million under management. This decline of $6.9 million occurred all the while the stock markets generally had been growing.

One of the unique features of the Long-Short Fund is the fact, as the name states, the Fund can sell stocks short in an effort to seek to make money should those stock prices fall. Those stocks that have been sold short add an extra layer of analysis and work for the Adviser, in addition to add an extra expense to the Fund. Fees are paid in order to ‘borrow’ the shares from the Prime Broker. These fees, along with dividends paid by the Fund to the counterparty, increase the expense ratio. The Long-Short Fund was able to gain a little bit of traction, growing to $37 million in size in April of 2015. Unfortunately, since that time the Fund has lost approximately half of the assets due to redemptions. As of February 2019, the assets have fallen to $18.5 million.

After evaluating the Funds’ prospects for growth, in light of current and projected market conditions, the Adviser does not believe the Funds to be well-positioned to grow assets in the foreseeable future.

Board Considerations

The Board regularly reviews with the Adviser the scale of the Funds. After considering the feasibility of the continued operation of the Funds, alternatives to liquidation, and other relevant factors, at special meetings held on March 11, 2019 and April 1, 2019, the Board determined that, under the circumstances, liquidation of the Funds was in the best interests of the Funds and their shareholders. Following review and discussions, the Trustees unanimously approved the Liquidations pursuant to the Liquidation Plan and directed that the Liquidation Plan be submitted for approval by each Fund’s shareholders.

Upon approval of the Liquidation Plan by the Majority Shareholders of each Fund, management, under the oversight of the Board and the officers of the Trust, will proceed to wind down each Fund's affairs as soon as reasonably practicable thereafter in a timeframe that allows for an orderly liquidation of portfolio holdings under then-current market conditions.

Description of the Liquidation Plan and Liquidation of the Funds

Promptly after approval of this Plan by the Board, the officers of the Trust or their designee shall inform the current shareholders of the Fund of the planned liquidation, which may include the authorization of the distributor of the Fund to terminate marketing of the Fund’s shares.

By the Liquidation Date, the Fund will sell its portfolio securities for cash, reduce any other assets to cash equivalents, pay all or make provision for paying all known or reasonable ascertainable liabilities, and the Trustees or the Trust’s officers shall declare and pay a dividend on the Fund’s shares representing accrued but undistributed net investment income through the Liquidation Date as well as any other dividend necessary to enable the Fund not to be subject to any liability for federal income and excise taxes. No later than the Liquidation Date, the Fund will distribute its assets to its shareholders by redeeming its shares for cash, and the shares of the Fund shall be cancelled and thereafter the Fund shall engage in no other business.

Closing of Books and Restriction on Transfer of Shares. As soon as practicable after the Liquidation Date, the Trustees or the Trust’s officers shall close the books of the Fund and prepare and file any and all required income tax returns and other documents and instruments and file, or cause to be filed, with the Secretary of State of Ohio and any other appropriate governmental authorities, any and all documents and instruments necessary to effect the termination, dissolution and liquidation of the Fund.

Liquidation Distributions. Any distributions declared to shareholders of the Fund after the Closing Date and until the close of trading on the New York Stock Exchange on the Liquidation Date will be automatically reinvested in additional shares of the Fund unless a shareholder specifically requests that such distributions be paid in cash. Shareholders that held shares of the Fund prior to the Closing Date may continue to redeem those shares of the Fund after the Closing Date, as provided in the Fund’s prospectus. Any shares not redeemed prior to the close of business on the Liquidation Date will be redeemed on the Liquidation Date and shareholders of such shares will receive proceeds representing a proportionate interest in the net assets of the Fund as of the Liquidation Date, subject to any required withholdings.

General Income Tax Consequences

The following is a summary of certain federal income tax considerations generally relevant to the Funds and their shareholders. It is generally applicable to shareholders who are individual U.S. citizens or U.S. residents for income tax purposes and does not address (1) particular federal income tax consequences that may apply to other shareholders, such as corporations, trusts, tax-exempt organizations, non-resident aliens or person who own their shares of a Fund through tax-advantaged accounts such as 401(k) accounts or individual retirement accounts, or (2) state and local tax consequences. No attempt is made to present a detailed explanation of the tax treatment of the Funds or their shareholders, and the discussion here is not intended as a substitute for careful tax planning. Shareholders are urged to consult their tax advisors with specific reference to their own tax situations.

This general discussion of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder as in effect on the date of this Information Statement. New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, possibly with retroactive effect.

Upon approval by the Majority Shareholders of the liquidation and dissolution of a Fund pursuant to the Liquidation Plan, the Fund will sell its assets and distribute the proceeds and any income to shareholders. Each Fund’ tax year will end (and become the Fund’s final tax year) when the Fund is considered to have completed liquidated. Each Fund anticipates that it will retain its qualification for treatment as a regulated investment company (“RIC”) during the liquidation period and will make (or have made) required distributions so that it will not be taxed on the Fund's investment company taxable income, if any, or net capital gain, if any, realized during its final taxable year. A Fund may treat all or a portion of the amounts of investment company taxable income required to be distributed as having been paid out as part of the liquidation distribution.

Each Fund expects to treat all or a portion of its investment company taxable income, if any, and its net capital gains, if any, distributed for final tax year, as an income dividend or capital gain distribution, as applicable. As a result, a shareholder of a Fund may recognize a combination of ordinary income, capital gains and/or qualified dividend income from distributions made by the Fund during its final tax year.

Except as described in the next paragraph, any distributions made in liquidation of a Fund will be treated for U.S. federal income tax purposes as having been received by a Fund’s shareholders as consideration for a sale or exchange of their Fund shares.

It is anticipated that the Funds likely will constitute “personal holding companies” for tax purposes. As a result, each Fund may be required to declare part of the liquidating distributions paid to its shareholders as a dividend to maintain its status in liquidation as a RIC. In that event, the liquidating distributions received by a shareholder could consist of one or more of the following: (1) an ordinary income dividend, (2) qualified dividend income taxable to non-corporate shareholders at maximum income tax rates applicable to long-term capital gains, and/or (3) a distribution treated as in payment for the shareholder’s shares taxable as described in the following paragraph.

To the extent that a shareholder is treated as receive liquidating distributions in exchange for the shareholder's shares in a Fund, the shareholder will recognize gain or loss based on the difference between the amount received and the shareholder's basis in that Fund. If the shareholder holds shares as capital assets, the gain or loss will be characterized as a capital gain or loss. If the shares have been held for more than one year, any such gain will be treated as long-term capital gain, taxable to individual shareholders at preferential maximum U.S. federal tax rates, and any such loss will be treated as long-term capital loss. Capital gain or loss on stock for a Fund held for one year or less at the time of the liquidation of the Fund will be treated as short-term capital gain or loss, except that any loss realized with respect to shares in a Fund held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends that were received on the shares.

Under the personal holding company rules, a Fund may be unable to pay a capital gain dividend during the liquidation period. Nonetheless, the Funds anticipate that they will have distributed as capital gain dividends all or substantially all of their net capital gains recognized in their final tax year. If not all of a Fund’s net capital gains for its final tax year were distributed (or deemed distributed) as capital gains dividends, the Fund would owe tax on the undistributed amount of net capital gains.

Liquidating distributions to a shareholder may be subject to backup withholding. Generally, shareholders subject to backup withholding will be those for whom no taxpayer identification number is on file with a Fund, those who, to a Fund's knowledge, have furnished an incorrect number, and those who underreport their tax liability. Certain shareholders specified in the Code may be exempt from backup withholding. The backup withholding tax is not an additional tax and may be credited against a taxpayer's U.S. federal income tax liability.

Required Vote

Approval of the Liquidation of a Fund pursuant to the Liquidation Plan is to be determined by the vote of a majority of the outstanding shares of the Fund. The Majority Shareholders of each Fund has indicated that it will approve the Liquidation of each Fund by written consent in early May 2019. We are not asking you for a proxy or written consent, and you are requested not to send us a proxy or written consent.